Exhibit 99.1

Worldspan Postpones Initial Public Offering

ATLANTA, June 29, 2004—Worldspan Technologies Inc. today announced that it has elected to postpone the previously announced initial public offering of its common stock due to current market conditions.  Worldspan will continue to evaluate market conditions and may proceed with a public offering at a later date.

About Worldspan Technologies

Worldspan Technologies Inc. is the parent company of Worldspan, L.P. (Worldspan), a leader in travel technology resources for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with best-in-class technology like Worldspan Go!® and Worldspan Trip Manager®.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

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CONTACT: Patricia Cooledge, Worldspan, 770-563-7885, email: patricia.cooledge@worldspan.com